UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2018

SPARTON CORPORATION

(Exact name of Registrant as specified in its charter)

Ohio	1-1000	38-1054690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

425 N. Martingale Road Suite 1000 Schaumburg, Illinois	60173-2213
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (800) 772-7866

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.245)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry Into a Material Definitive Agreements.

On December 11, 2018, Sparton Corporation, an Ohio corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Striker Parent 2018, LLC (“Parent”), a Delaware limited liability company and affiliate of Cerberus Capital Management, L.P. (“Cerberus”), and Striker Merger Sub 2018, Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned subsidiary of Parent.

At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock, par value $1.25 per share, of the Company (each, a “Share”) (other than (i) Shares that immediately prior to the Effective Time are owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent or owned by the Company or any wholly owned subsidiary of the Company (including as treasury stock) and (ii) Shares that are held by any record holder who is entitled to demand and properly demands payment of the fair cash value of such Shares as a dissenting shareholder pursuant to, and who complies in all respects with, the provisions of Section 1701.85 of the Ohio General Corporation Law) will be cancelled and converted into the right to receive $18.50 per Share in cash, without interest.

The Board of Directors of the Company unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to the shareholders of the Company and in the best interests of the Company and the shareholders of the Company, (ii) declared advisable and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (iii) directed that the adoption of the Merger Agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) resolved to recommend that the shareholders of the Company adopt the Merger Agreement.

Consummation of the Merger is subject to the satisfaction or (to the extent permitted by law) waiver of specified closing conditions, including (i) the adoption of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of all of the outstanding Shares entitled to vote thereon at a meeting of the Company’s shareholders (the “Shareholders Meeting”) to be held on a date to be announced as promptly as practicable following the clearance by the U.S. Securities and Exchange Commission (the “SEC”) of the Company’s proxy statement to be sent to the Company’s shareholders for the Shareholders Meeting, (ii) the absence of any law, executive order, ruling, injunction or other order that restrains, enjoins or otherwise prohibits the consummation of the Merger, (iii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) any agreement with a governmental authority not to consummate the Merger, which agreement shall have been entered into with the prior written consent of both the Company and Parent, shall have expired or been terminated (the “Governmental Authority Agreements”) and (v) other customary closing conditions, including the accuracy of each party’s representations and warranties and each party’s compliance with its covenants and agreements contained in the Merger Agreement (subject in the case of this clause (v) to certain qualifications as to materiality). Consummation of the Merger is not subject to Parent obtaining any financing for or related to the transactions contemplated by the Merger Agreement.

The Company and Parent have agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary and proper on their part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental authority in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement. Parent is not required as part of its reasonable best efforts obligation to divest any assets or businesses or engage in any other form of remediation or mitigation action (including holding assets or businesses separate or altering or restricting its business practices in any way), except for, if requested by a governmental authority, any non-sonobuoy-related assets that, individually or in the aggregate, are not material in any respect to the Company and its subsidiaries.

The Merger Agreement includes customary representations and warranties of the Company, Parent and Merger Sub. Many of the representations made by the Company are subject to and qualified by a Material Adverse Effect standard (as defined in the Merger Agreement). The Company, Parent and Merger Sub have also made certain covenants in the Merger Agreement, including (i) covenants by the Company regarding the operation of its business and that of its subsidiaries prior to the Effective Time, (ii) a customary non-solicitation covenant prohibiting the Company from soliciting, providing non-public information in response to, or entering into discussions or negotiations with respect to, proposals relating to alternative business combination transactions, except as permitted under the Merger Agreement; (iii) a financing covenant by Parent and Merger Sub to take all actions necessary, proper and advisable to obtain Parent’s equity financing pursuant to an equity commitment letter between Parent and an affiliate of Cerberus under which such affiliate has committed to acquire certain of the equity of Parent in connection with funding Parent’s obligations contemplated by the Merger Agreement; and (iv) a customary covenant in which the Company and its subsidiaries have agreed to use commercially reasonable efforts to cooperate with Parent to obtain Parent’s debt financing in connection with the Merger.

The Merger Agreement may be terminated by each of the Company and Parent under certain circumstances, including (i) by either the Company or Parent if the Merger is not consummated by May 11, 2019 (subject to an extension to June 11, 2019 at the election of either Parent or the Company if (A) any of the closing conditions relating to the expiration or early termination of the waiting period under the HSR Act or the Governmental Authority Agreements have not been satisfied by May 11, 2019 or (B) the Shareholders Meeting has not been called or held prior to May 11, 2019) (such date, as may be extended, the “Termination Date”) or (ii) by Parent if, following the date of the Merger Agreement, the Company, any of its subsidiaries or the Company’s ERAPSCO joint venture are suspended, debarred, excluded or proposed for debarment from doing business with any governmental entity or are declared non-responsible or ineligible for contracting with any governmental entity, subject to a cure period ending on the earlier of (A) sixty (60) days after Parent notifies the Company of its intent to so terminate and (B) the Termination Date.

The Merger Agreement provides for certain other termination rights for both the Company and Parent, and further provides that, upon termination of the Merger Agreement under certain specified circumstances, (i) the Company will be required to (A) reimburse certain of Parent’s expenses up to a cap of $4,750,000 (the “Expenses”) or (B) pay Parent a termination fee of $7.5 million (net of any Expenses previously paid by the Company) or (ii) Parent will be required to pay the Company a termination fee of $9.25 million (the “Parent Termination Fee”). Under the terms of a limited guarantee entered into by the Company and an affiliate of Cerberus (the “Limited Guarantee”), such affiliate of Cerberus has agreed, subject to the terms of the Limited Guarantee, to guarantee Parent’s obligation to pay the Parent Termination Fee.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been filed to provide information to investors regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Merger. The Merger Agreement and this summary should not be relied upon as disclosure about the Company, Parent or Merger Sub. None of the Company’s shareholders or any other third parties should rely on the representations, warranties and covenants in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. The representations and warranties contained in the Merger Agreement are the product of negotiations among the parties thereto and that the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by confidential disclosure schedules delivered in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this report contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the SEC. The matters discussed in this report may also involve risks and uncertainties concerning the Company’s services described in the Company’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10-K and Form 10-Q. Additional factors may include the effect of the announcement of the merger and related transactions on the Company’s business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, and the risk that the Merger Agreement may be terminated in circumstances that require the Company to pay a termination fee to Cerberus; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement; and the failure to satisfy conditions to completion of the merger with Cerberus, including the receipt of all required regulatory clearances related to the merger with Cerberus. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the Company’s ongoing obligations to disclose material information as required by the federal securities laws, the Company does not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company. In connection with the proposed transaction, the Company will file with the SEC and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents that the Company files with the SEC (when available) from the SEC’s website at www.sec.gov and the Company’s website at www.Sparton.com.

The Company and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the proposed acquisition. Shareholders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2018, and its definitive proxy statement for the 2018 annual meeting of shareholders. Additional information regarding the interests of such individuals in the proposed acquisition of the Company by Parent will be included in the proxy statement relating to such acquisition when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the Company’s website at www.Sparton.com.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2018, the Compensation Committee (“Committee”) of the Board of Directors (the “Board”) of the Company recommended to the Board and the Board approved, the grant of a discretionary bonus (the “Bonus”) to Joseph J. Hartnett, Interim President and Chief Executive Officer of the Company, in the amount of $385,000. The discretionary bonus is based, among other considerations, on the Company’s recognition of Mr. Hartnett’s leadership and contributions to the Company as Interim President and Chief Executive Officer and obtaining the benefits of Mr. Hartnett’s continued service.

The terms of the Bonus are set forth in a December 11, 2018 letter from the Board to Mr. Hartnett (the “Letter”). The Bonus shall become payable in cash upon or following the consummation of the Merger provided Mr. Hartnett is employed with the Company on the date on which the Merger is consummated (the “Merger Date”). The Bonus is also payable if Mr. Hartnett is terminated by the Company without cause, dies, or becomes disabled prior to the Merger Date. Mr. Hartnett will not be entitled to the Bonus if he terminates his employment voluntarily or is terminated by the Company for cause prior to the Merger Date.

The foregoing description of the Letter and the Bonus does not purport to be complete and is qualified in its entirety by reference to the Letter, which is filed as Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated December 11, 2018, by and among the Sparton Corporation, Striker Parent 2018, LLC and Striker Merger Sub 2018, Inc.

99.1	Bonus Letter to Joseph J. Hartnett, dated December 11, 2018

*

The exhibits to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SPARTON CORPORATION

Date: December 14, 2018	By:	/s/ JOSEPH J. HARTNETT
	Name:	Joseph J. Hartnett
	Title:	Interim President and Chief Executive Officer